Exhibit 99.3
TELEFLEX INCORPORATED AND SUBSIDIARIES
Pro Forma Consolidated Segment Results of Operations
To Reflect Discontinued Operations
(Unaudited)

	For the Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands)
Net revenues:
Medical	$1,434,885	$1,475,621	$1,018,975
Aerospace	185,126	253,818	197,813
Commercial	247,828	313,804	335,920

Segment net revenues	$1,867,839	$2,043,243	$1,552,708

Operating profit:
Medical	$302,607	$282,997	$179,898
Aerospace	15,433	26,067	18,253
Commercial	15,245	26,078	32,051

Segment operating profit(1)	333,285	335,142	230,202
Less: Corporate expenses	42,756	46,767	48,977
In-process research and development charge	—	—	30,000
Goodwill impairment	6,728	—	2,448
Restructuring and other impairment charges	15,057	27,701	7,421
Net loss (gain) on sales of businesses and assets	2,597	(296)	1,110
Noncontrolling interest	(1,157)	(747)	(459)

Income from continuing operations before interest and taxes	$267,304	$261,717	$140,705

(1)	Segment operating profit includes a segment’s net revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and noncontrolling interest. Unallocated corporate expenses, net loss (gain) on sales of businesses and assets, restructuring and other impairment charges, interest income and expense and taxes on income are excluded from the measure.

5

TELEFLEX INCORPORATED AND SUBSIDIARIES
Pro Forma Consolidated Segment Results of Operations
To Reflect Discontinued Operations
(Unaudited)

	For the Three Months Ended — 2009 Quarters
	March 29	June 28	September 27	December 31
	(Dollars in thousands)
Net revenues:
Medical	$334,785	$358,278	$350,576	$391,246
Aerospace	43,729	36,961	45,847	58,589
Commercial	61,554	66,866	59,756	59,652

Segment net revenues	$440,068	$462,105	$456,179	$509,487

Operating profit:
Medical	$69,412	$77,792	$73,159	$82,244
Aerospace	3,037	1,020	4,554	6,822
Commercial	2,036	4,844	4,649	3,716

Segment operating profit(1)	74,485	83,656	82,362	92,782
Less: Corporate expenses	10,965	10,397	8,972	12,422
Goodwill impairment	—	6,728	—	—
Restructuring and other impairment charges	2,463	6,166	4,783	1,645
Net loss on sales of businesses and assets	2,597	—	—	—
Noncontrolling interest	(236)	(302)	(305)	(314)

Income from continuing operations before interest and taxes	$58,696	$60,667	$68,912	$79,029

(1)	Segment operating profit includes a segment’s net revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and noncontrolling interest. Unallocated corporate expenses, net loss on sales of businesses and assets, restructuring and other impairment charges, interest income and expense and taxes on income are excluded from the measure.

6